EXHIBIT 10.1

EATON VANCE CORP.

EXECUTIVE PERFORMANCE-BASED COMPENSATION PLAN

RESTATEMENT NO. 3 (October 17, 2013)

1.

PURPOSE.

The purpose of the Eaton Vance Corp. Executive Performance-Based Compensation Plan is to provide key executives of the Company or any subsidiary thereof with incentive compensation subject to the satisfaction of performance conditions; and to qualify the compensation paid to certain Covered Employees under this Plan as qualified “performance-based compensation” within the meaning of Section 162(m) of the Code.

2.

DEFINITIONS.

The following terms, as used herein, shall have the following meanings:

(a)

“Award” shall mean a performance-based compensation payment made to a Participant pursuant to an Award Agreement issued under this Plan with respect to a Performance Period.  The actual Award paid to a Participant in respect of a Performance Period cannot exceed the amount of any Award Potential established pursuant to the Award Agreement, and may be less than the amount of the Award Potential as the Committee may determine.

(b)

“Award Agreement” shall mean the agreement described in Section 5(e) below.

(c)

“Award Potential” shall mean the aggregate amount available for an Award to a Participant under an Award Agreement in respect of a Performance Period, the size of which shall be determined by the Committee in the Award Agreement.

(d)

“Beneficiary” means the person, persons, trust or trusts which have been designated by the Participant in his most recent written beneficiary designation filed with the Company to receive the Award upon the death of the Participant, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the Award.

(e)

“Board” shall mean the Board of Directors of the Company.

(f)

“Code” shall mean the Internal Revenue Code of 1986, as amended, including the regulations and other guidance issued thereunder.

(g)

“Committee” shall mean those members of the Compensation Committee of the Board who satisfy the requirements of “outside directors” within the meaning of Section 162(m) of the Code, and who shall not be fewer than two in number.  No member of the Compensation Committee who is not an “outside director” (as so defined) shall participate in the deliberations of or any action taken by the Committee with respect to an Award or any other matter involving this Plan.

(h)

“Company” shall mean Eaton Vance Corp., a Maryland corporation, or any successor corporation.

(i)

“Covered Employee” shall have the meaning set forth in Section 5(g) below.

(j)

“Extraordinary Acquisition of Assets” shall mean an unusual or nonrecurring event affecting the Company or any subsidiary, or any business division or unit or the financial statements of Company or any subsidiary, involving the acquisition of new financial assets to be managed or administered for advisory or other fees by any subsidiary or any business division or unit, such as the acquisition of investment companies or partnerships (or their assets) previously managed by other persons, the acquisition of other investment advisory or management firms (or their assets) or the formation of joint ventures, partnerships or similar entities with other firms, provided that such fees shall be based upon such assets and payable to the subsidiary or business division or unit upon consummation of the transaction.  The formation of new investment companies or partnerships by the Company or any subsidiary or the acquisition of new private accounts to be managed by the Company or any subsidiary in the ordinary course of its business shall not constitute an Extraordinary Acquisition of Assets.

(k)

 “Deferral Plan” shall mean any deferred compensation plan or arrangement of the Company.

(l)

“New Exchange Fund Assets” shall mean all financial assets acquired during a Performance Period resulting from the private offering of shares or units of one or more exchange funds offered and managed by any subsidiary or subsidiaries of the Company.  Such assets shall include all qualifying assets acquired by an exchange fund during a Performance Period to ensure the nontaxability of the exchange of contributed securities for shares or units of the fund.  All financial assets acquired by an exchange fund during a Performance Period shall be valued as at the close of business on the exchange date, using the valuation of such assets employed by the fund at such date.

(m)

“Performance Period” shall mean any period referred to in this Section 2(m).   The first “Performance Period” shall commence May 1, 1998 and end on October 31, 1998.  Thereafter, the term “Performance Period” shall mean any twelve month period commencing November 1 and ending October 31, or such other period as may be established by the Committee consistent with the requirements of Section 162(m) of the Code.

(n)

“Plan” shall mean this Eaton Vance Corp. Executive Performance-Based Compensation Plan, as amended from time to time.

3.

ELIGIBILITY.

Eligibility for the Plan is limited to key employees and may include the Chief Executive Officer of the Company and any other individuals who are Covered Employees as defined in Section 162(m)(3) of the Code.  The Committee shall determine eligibility for participation in the Plan.  The Committee will consider, but shall have no obligation to follow, recommendations from the Chief Executive Officer of the Company as to the designation of Participants.  Individuals selected by the Committee to participate in the Plan are herein called “Participants.”  The Committee may grant more than one Award to a Participant with respect to a Performance Period, with each Award to be evidenced by a separate Award Agreement.

4.

ADMINISTRATION.

This Plan shall be administered by the Committee.  The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, without limitation, the authority to grant Awards and issue Award Agreements; to determine the time or times at which Awards shall be granted; to determine the terms, conditions and restrictions relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to determine the form and timing of payment in settlement of an Award; to construe and interpret this Plan, any Award and any Award Agreement; to prescribe, amend and rescind rules and regulations relating to this Plan and any Award Agreement; and to make all other determinations deemed necessary or advisable for the administration of this Plan and any Award Agreement.  All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under this Plan or any Award Agreement from or through the Participant) and any shareholder of the Company.

No member of the Board or the Committee shall be liable for any action taken or determinations made in good faith with respect to this Plan, any Award or any Award Agreement issued hereunder.

5.

PERFORMANCE AWARDS; AWARD AGREEMENT.

(a)

Performance Conditions.  The right of a Participant to receive a settlement of any Award, and the timing thereof, will be subject to such performance conditions as may be specified by the Committee in the Award Agreement and all other terms, provisions and limitations set forth in the Award Agreement.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable pursuant to any Award Agreement.

(b)

Awards Granted to Covered Employees.  If the Committee determines that an Award is to be granted to a person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant and/or settlement of any such Award shall be contingent upon achievement of a preestablished performance goal or goals and other terms set forth in this Section 5(b).

(i)

Performance Goals Generally.  The performance goals for such Award shall consist of one or more business criteria and may (but need not) include a targeted level or levels of performance with respect to each such criterion, as specified by the Committee consistent with this Section 5(b), which level may also be expressed in terms of a specified increase or decrease in the particular criteria compared to a past period.  Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the outcome of performance goals be “substantially uncertain” at the time established.  The Committee may determine that such Award shall be granted, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be attained as a condition to payment of such Award.  Performance goals may differ for separate Awards granted to any one Participant or to different Participants, and may be different for different Performance Periods.

(ii)

Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, affiliates, business units, funds or ventures of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Award: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on assets, return on investment, return on capital, return on equity; (6) identification and/or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans; (7) operating margin; (8) net income; net operating income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total stockholder return; (10) commissions paid or payable to certain marketing personnel which are subjected to the Participant’s customary override commissions; (11) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or other indexes or groups of comparable companies referenced in the Company’s annual report on Form 10-K in response to Item 402(l) of Regulation S-K; (12) New Exchange Fund Assets acquired during a Performance Period; (13) the value of all financial assets resulting from an Extraordinary Acquisition of Assets; (14) the performance of one or more of the Eaton Vance funds as compared to a peer group or index or other benchmark deemed applicable by the Committee; (15) the volume of sales of Eaton Vance funds; and   (16) Operating Income.  The Committee may specify that such performance criteria shall be adjusted to include or exclude, as appropriate, any one or more of the following:  (a) the results of consolidated funds, (b) stock based compensation expense, (c) write offs of intangible assets or goodwill associated with acquisitions or similar transactions, (d) extraordinary and non-recurring items, (e) the cumulative effects of changes in accounting principles, (f) gains or losses on dispositions of discontinued operations, (g) the write down of any asset, (h) charges for restructuring or rationalization programs, (i) amortization of intangibles associated with acquisitions,  (j) other acquisition related charges or expenses, (k) impairment charges, (l) gain or loss on minority equity investments, (m) non-cash income tax expenses, (n) expenses associated with incentive compensation, (o) net income attributable to non-controlling and other beneficial interests, (p) equity in net income of affiliates, (q) non-recurring expenses related to closed-end fund offerings, and (r) the effects of foreign currency exchange rate fluctuations.  Such performance criteria and adjustments thereto may be determined on a GAAP or non-GAAP basis, as determined by the Committee at the time the performance goal is established.  The specific performance goal or goals established by the Committee with respect to such Award or the terms of the Award Agreement shall be subject to adjustment by the Committee for any change in law, regulations and interpretations occurring after the grant date of the Award so as to enable all payments made to a Covered Employee in respect of the Award to constitute “qualified performance-based compensation” within the meaning of Code Section 162(m).

(iii)

Timing For Establishing Performance Goals.  Achievement of performance goals in respect of such Award shall be measured over the applicable Performance Period.  Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Award, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(c)

Award Potential.  The Committee may establish an Award Potential in any Award Agreement, which shall be an unfunded memorandum account, for purposes of establishing and measuring the maximum amount which may be paid in connection with an Award.  In the case of an Award to a Covered Employee, the amount of such Award Potential shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5(b)(ii)

hereof during the Performance Period, as specified by the Committee in accordance with Section 5(b)(iii) hereof.  The Committee may specify the amount of the Award Potential as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or an another amount which need not bear a strictly mathematical relationship to such business criteria.  An

Award Potential may differ for separate Awards granted to any one Participant or to different Participants, and may be different for different Performance Periods.  The actual Award paid to the Participant in respect of a Performance Period may consist of all or a portion of the Award Potential as the Committee in its sole discretion may determine.  The Committee is not obligated to grant or settle an Award representing the entire Award Potential.

(d)

Settlement of an Award; Other Terms.  Settlement of Awards shall be in cash.  Except as hereinafter provided, all payments in respect of an Award shall be made in cash within a reasonable period after the end of the Performance Period.  The Committee may determine, in its sole discretion, in consideration of the Participant’s request, to defer all or a portion of amounts otherwise payable in cash to any Participant in accordance with the terms and conditions of a Deferral Plan established for such Participant.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with an Award, but may not exercise discretion to increase any such amount payable to a Covered Employee.  The Committee may specify in the Award Agreement the circumstances in which an Award shall be forfeited in the event of termination of employment by the Participant prior to the end of a Performance Period or settlement of the Award, and other terms and provisions relating to the Award.

(e)

Award Agreement.  Each grant of an Award under this Plan shall be evidenced by an Award Agreement dated as of the date of the grant of the Award, which Agreement shall set forth the terms and conditions of the Award, the method of calculating the amount of any Award Potential established in connection therewith, the performance goal or goals to be attained, and the manner, the extent and under what circumstances the Award may be settled, cancelled, forfeited or surrendered.  All terms and provisions of the Award Agreement shall be determined by the Committee in its sole discretion.  Unless the Committee shall otherwise determine, a Participant shall have no rights with respect to an Award unless within 60 days of the grant of the Award or such shorter period as the Committee may specify, the Participant shall have accepted the Award by executing and delivering to the Company a counterpart of the Award Agreement.

(f)

Written Determinations.  All determinations by the Committee as to the establishment of performance goals, the amount of any Award Potential or potential individual Awards and as to the attainment of performance goals relating to Awards under Section 5(b), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m).

(g)

Status of Section 5(b) Awards Under Code Section 162(m).  It is the intent of the Company that Awards under Section 5(b) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m)(3) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder.  Accordingly, the terms of this Plan, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term

“Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee with respect to that fiscal year.  If any provision of the Plan or any Award Agreement or any other agreement or document relating to an Award made to a

Covered Employee does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(h)

Maximum Amounts Payable to a Participant.  The maximum aggregate amounts of all Awards made under this Plan and payable to any Participant in respect of each Performance Period shall not exceed $10,000,000.

6.

GENERAL PROVISIONS.

(a)

COMPLIANCE WITH LEGAL REQUIREMENTS.  This Plan and the granting and payment of Awards and other obligations of the Company under the Plan and Award Agreements shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)

NONTRANSFERABILITY.  Except as otherwise provided in this Section 6(b), Awards shall not be transferable by a Participant other than by will or the laws of descent and distribution or pursuant to a designation of a Beneficiary.

(c)

NO RIGHT TO CONTINUED EMPLOYMENT.  Nothing in this Plan or in any Award granted or Award Agreement issued under this Plan shall confer upon the Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in this Plan or to interfere with or limit in any way the right of the Company to terminate the Participant’s employment.

(d)

WITHHOLDING TAXES.  In the event the Participant or other person is entitled to receive an Award under an Award Agreement, the Company or a subsidiary shall withhold from payment of such award the amount of any taxes that the Company or such subsidiary is required to withhold with respect to such payment.

(e)

AMENDMENT, TERMINATION AND DURATION OF THIS PLAN.  The Committee may at any time and from time to time alter, amend, suspend, or terminate this Plan in whole or in part; PROVIDED THAT, no amendment that requires shareholder approval in order for this Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the voting stockholders of the Company.  Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of the Participant, without the Participant’s consent, under any Award Agreement theretofore issued under this Plan.

(f)

PARTICIPANT’S RIGHTS.  The Participant shall not have any claim to be granted any Award under this Plan, or to be paid any specific amount pursuant to an Award Agreement.

(g)

UNFUNDED STATUS OF AWARDS.  This Plan is intended to constitute an “unfunded” plan for performance-based and deferred compensation.  With respect to any payments not yet made to the Participant pursuant to an Award Agreement, nothing contained in this Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company.

(h)

GOVERNING LAW.  This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

(i)

EFFECTIVE DATE.  This Plan shall become effective as of May 1, 1998, subject to the requisite approval of the voting stockholders of the Company in order to comply with Section 162(m) of the Code.  In the absence of such approval, this Plan (and any Awards theretofore made pursuant to this Plan) shall be null and void.

(j)

INTERPRETATION.  This Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.  If any provision of this Plan shall be determined by the Internal Revenue Service or a court of competent jurisdiction to be contrary to said Section 162(m), said provision shall be limited to the extent necessary so that such provision complies with said Section 162(m) and such determination shall not affect any other provisions of this Plan, which provisions shall remain in full force and effect.